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                                                                      EXHIBIT 12

                           The Allstate Corporation
                Computation of Earnings to Fixed Charges Ratio

($ in millions)

                                                      FOR THE SIX MONTHS
                                                        ENDED JUNE 30,                        FOR THE YEAR ENDED DECEMBER 31,
                                                        1998      1997        1997        1996        1995        1994       1993
                                                      --------  --------    --------    --------    --------    --------   --------
1.   Income from continuing operations before income
     taxes, equity in net income of unconsolidated
     subsidiary, and dividends on preferred
     securities of subsidiary trusts                  $  2,622  $  1,989    $  4,434    $  2,669    $  2,421    $    120   $  1,282

2.   Equity in income of 100% owned subsidiary               -         -           -           -          49         107         94

3.   Dividends from less than 50% owned subsidiary           1         1           2           2           2           -          -
                                                      --------  --------    --------    --------    --------    --------   --------
4.   Income from continuing operations before
     income taxes                                     $  2,623  $  1,990    $  4,436    $  2,671    $  2,472    $    227   $  1,376
                                                      --------  --------    --------    --------    --------    --------   --------
      Fixed Charges:

5.   Interest on indebtedness                         $     60  $     48    $    100    $     95    $     81    $     60   $     81

6.   Interest factor of annual rental expense               43        37          80          71          90          95         96
                                                      --------  --------    --------    --------    --------    --------   --------

7.   Total fixed charges (5+6)                        $    103  $     85    $    180    $    166    $    171    $    155   $    177
                                                      --------  --------    --------    --------    --------    --------   --------

8.   Dividends on redeemable preferred securities           19        19          59           6           -           -          -

9.   Total fixed charges and dividends on redeemable
     preferred securities (7+8)                       $    122  $    104    $    239    $    172    $    171    $    155   $    177
                                                      --------  --------    --------    --------    --------    --------   --------

10.  Income from continuing operations before
     income taxes and fixed charges (4+7)             $  2,726  $  2,075    $  4,616    $  2,837    $  2,643    $    382   $  1,553
                                                      ========  ========    ========   =========    ========    ========   ========

11.  Ratio of earnings to fixed charges (A)               22.3X     19.9X       19.3X       16.5X       15.5X        2.5X       8.8X
                                                      ========  ========    ========   =========    ========    ========   ========

12.  Interest credited to contractholder funds        $    627  $    604    $  1,209    $  1,196    $  1,191    $  1,079   $  1,104

13.  Total fixed charges including dividends on
     redeemable preferred securities and interest
     credited to contractholder funds (9+12)          $    749  $    708    $  1,448    $  1,368    $  1,362    $  1,234   $  1,281
                                                      --------  --------    --------    --------    --------    --------   --------
14.  Income from continuing operations before
     income taxes and fixed charges including
     interest credited to contractholder
     funds (4+7+12)                                   $  3,353  $  2,679    $  5,825    $  4,033    $  3,834    $  1,461   $  2,657
                                                      ========  ========    ========   =========    ========    ========   ========

15.  Ratio of earnings to fixed charges, including
     interest credited to contractholder funds             4.5X      3.8X        4.0X        2.9X        2.8X        1.2X       2.1X
                                                      ========  ========    ========   =========    ========    ========   ========

(A) The Company has authority to issue up to 25,000,000 shares of preferred stock, par value $1.00 per share; however, there are currently no shares outstanding and the Company does not have a preferred stock dividend obligation. Therefore, the Ratio of Earnings to Fixed Charges and Preferred Stock Dividends is equal to the Ratio of Earnings to Fixed Charges and is not disclosed separately.